DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz
TA$175 -

FILED # C7157-84

NOV 30 2004

IN THE OFFICE OF
DEAN HELLER, SECRETARY OF STATE

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Giant Jr. Investments Corp.

2. The articles have been amended as follows (provide article numbers, if available):

"Fourth A. One share of the common stock of the Corporation, par value $.001 per share, shall be issued for each 100 shares of Common Stock, par value $.001 per share, of the Corporation issued and outstanding as of the date hereof. Every holder of shares of common stock, $.001 par value per share, outstanding on the date hereof shall be directed to submit the certificates representing such shares to the Corporation within 90 days after the date hereof for exchange as aforesaid.

Amendment to ARTICLE 4 continued on attached pages 2 and 3.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 52.8%

4. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required):

Javan Khazali, Chief Executive Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.